Anthony Nicolosi President (561) 353-1110 anicolosi@medicalconnections.com www.medicalconnections.com

MEDICAL CONNECTIONS, INC.  APPOINTS NEW MEMBER TO
BOARD OF DIRECTORS

BOCA RATON, FL –-- Medical Connections Holdings, Inc. (OTC Bulletin Board: MCTH), a national provider of medical recruitment and staffing services, announced today the appointment of Mr. James E. Wallace to its Board of Directors.

Mr. Wallace has owned and operated surgery and spinal care facilities in Georgia and has been active in the venture capital arena since 1976.  He attended both the University of Georgia and Louisiana State University.

Mr. Wallace stated, “I am looking forward to working with Medical Connections on the Board of Directors with my ideas and vision.  I hope to increase the quality and quantity of healthcare personnel to hospitals, surgical centers, providers and improve overall patient health.  We at Medical Connections should be able to grow at rapid rates while increasing profit margins, as our economies of scale increase.”

Anthony Nicolosi, Company President, stated, “Having Mr. Wallace join our team adds to what we feel is already an impeccable board and management team. Mr. Wallace brings years of experience in the healthcare field as well as in capital formation.  His experience will be invaluable to Medical Connections as we continue our growth through acquisition strategy.”

Medical Connections, Inc. is a national provider of medical recruitment and staffing services.  The Company’s business is to identify, select and place the industry’s most talented healthcare specialists, nurses, pharmacists, physicians and hospital management executives.  The Company provides recruiting and staffing services for permanent and contract positions, leaving options for both clients and candidates to decide the optimal formula for working together.

With headquarters in Boca Raton, Florida, Medical Connections is ideally positioned to increase its presence in the U.S. healthcare market. Medical Connections Holdings, Inc. is a fully reporting company trading on the OTC B/B under the ticker: MCTH.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of Medical Connections. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations, projections of revenues and profitability and other risks described in our 10-K for our fiscal year ended December 31, 2009.  Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.